Exhibit 99.18

COLLATERAL ASSIGNMENT AND
HYPOTHECATION SECURITY AGREEMENT

THIS COLLATERAL ASSIGNMENT AND HYPOTHECATION SECURITY AGREEMENT (the “Assignment”) is made and entered into the 19th day of December, 2011, by and between CENTERSTATE BANK OF FLA, N.A., whose address is 500 South Florida Avenue, Suite 100, Lakeland, Florida 33801 (“Bank”) and BLUE HEAD RANCH, LLC, a Florida limited liability company, whose mailing address is Post Office Box 1318, Lake Wales, Florida 33859 (“Owner”) on behalf of ATLANTIC BLUE GROUP, INC., a Florida corporation, whose mailing address is Post Office Box 1318, Lake Wales, Florida 33859 (“Atlantic Blue”), and ALICO HOLDING, LLC, a Nevada limited liability company, whose address is Post Office Box 1318, Lake Wales, Florida 33859 (“Alico Holding”)(Alico Holding, Atlantic Blue and Owner shall be collectively referred to herein as the “Borrowers”) pursuant to that certain revolving line of credit loan made by Bank to the Borrowers of even date herewith in the amount of Five Million and 00/100 Dollars ($5,000,000.00) (hereinafter the “Loan”).

IN CONSIDERATION OF the sum of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration in hand paid, the receipt and sufficiency of which is hereby acknowledged, Owner hereby agrees as follows:

1.     Security Interest.  Owner hereby pledges, assigns, grants, transfers and conveys to Bank a security interest in and to the interests of Owner in and to that certain Agreement for the Purchase of Conservation Easement dated July 27, 2011, between the Owner and the United States of America, by and through the Secretary of Agriculture, on behalf of the Commodity Credit Corporation (“USDA”) (NRCS Agreement Number 66.420911 753) attached hereto and incorporated by this reference (“USDA Agreement”), and the proceeds thereof (including, but not limited to, all cash, property, instruments, investment property, security entitlements, financial assets and other property purchased with such proceeds), together with all cash,   interest, dividends, additional securities, instruments, and other property at any time and from time to time receivable or otherwise distributable in respect of, in exchange for, or in substitution of any of such cash, securities, instruments, investment property, security entitlements, financial assets and other property and proceeds thereof, and all rights accruing to Owner in connection with the ownership thereof or as an entitlement holder (hereinafter collectively referred to as “Collateral”).

2.      Secured Liabilities.  The security interest granted hereby secures the payment and performance of any and all liabilities, obligations, agreements and undertakings of the Borrowers to Bank in any amount, whether now existing or hereafter arising (including those owed by Owner to others and acquired by Bank through purchase, assignment or otherwise), however created evidenced or arising, whether individually or jointly with others, and whether absolute or contingent, direct or indirect, as maker, endorser, guarantor, surety or otherwise, liquidated, matured, or unmatured, whether or not secured by other collateral, and including, without limitation, (a) all obligations to perform or forebear from performing any acts; (b) all liabilities, obligations, agreements, and undertakings of Borrowers to Bank pursuant to any Loan or other agreement; and (c) all costs of collection including attorneys’ fees if collected by law or an attorney at law, whether such collection by law or an attorney at law occurs prior to, during or after any bankruptcy proceedings filed by or against any Obligor as such term is hereinafter defined (all the foregoing being hereinafter collectively referred to as the “Liabilities”).

3.      Representations and Warranties.  Owner hereby represents and warrants that: (a) this Assignment has been duly executed and delivered by Owner and constitutes the valid and binding obligation of Owner and is enforceable against Owner in accordance with its terms; (b) Owner has full, complete and absolute title and ownership in and to the Collateral; (c) the Collateral is free and clear of all liens, encumbrances, security interests and claims whatsoever, except for the security interest in favor of Bank created hereby; (d) Owner has furnished a true and correct copy of the USDA Agreement to Bank; (e) the Collateral is in full force and effect and has not been amended or modified in any way; and (1) that no consent or approval of any governmental body, regulatory body, any securities exchange, or any other person or entity is required to be obtained prior to the granting of the security interest herein conveyed, including, without limitation, the approval or consent of the USDA to the assignment of the USDA Agreement as Collateral.

4.      Covenants and Agreements.  So long as any of the Liabilities shall remain outstanding or so long as this Assignment shall remain in effect, Owner covenants and agrees as follows: (a) Owner will not take any action to modify, amend, or assign any of Owner’s interest in the Collateral, including without limitation, tendering or accepting a surrender or cancellation of the USDA Agreement; (b) Owner will not sell, offer for sale, assign, or create or permit to exist any lien, claim, set-off, or encumbrance upon or security interest in all or any part of the Collateral to or in favor of any person or entity other than Bank; (c) Owner will defend Owner’s title to the Collateral, and the security interest of Bank in the Collateral, against all claims and demands of all other persons or entities claiming title to the Collateral or any interest in the Collateral; (d) upon request by Bank, Owner shall promptly execute such documents deemed necessary or appropriate by Bank, in Bank’s sole and absolute discretion, and do such other acts or things as Bank may request, in order to establish, perfect, maintain and continue the security interest of Bank in and to the Collateral, and Owner will pay all costs and expenses associated therewith or promptly reimburse Bank therefor if any such costs and/or expenses are incurred by Bank; (e) the provisions of this Assignment shall supersede any contrary or conflicting provisions of the Loan, and any and all distributions under the USDA Agreement to the Owner shall be delivered or transferred to Bank to hold as Collateral and shall, if received by Owner, be received in trust for the benefit of Bank and immediately delivered or transferred to Bank as Collateral in the same form as so received (with any necessary endorsements); (f) to protect Bank’s rights hereunder, Owner hereby names, constitutes and appoints any officer or employee of Bank as its true and lawful attorney-in-fact and proxy with full power of substitution, in the event of an uncured default (1) to transfer the Collateral into Bank’s name or the name of its nominee and/or to exercise any or all voting rights as to any or all of the Collateral, at the discretion of Bank, but Bank’s failure to do so shall not be interpreted to be a waiver of any interest, and (2) to do and perform all other acts and things necessary, proper and requisite to carry out the intent of this Assignment, including, without limitation, to right to exercise any and all rights of the Owner under the Collateral, as Bank may elect, for an in the name, place and stead of Owner. The power or proxy herein granted shall be deemed to be coupled with an interest and may not be revoked until the Liabilities have been paid in full, including all expenses payable by the Borrowers.

5.      Rights of Bank.  Bank shall have, but shall not be limited to, the following rights, each of which may be exercised at any time and from time to time upon reasonable notice to the Owner in the event of an uncured default under the Loan Agreement or other Loan Documents: (a) to transfer all or any part of the Collateral into the name of the Bank or its nominee at the expense of the Owner, with or without disclosing that such Collateral is subject to the lien, security title and security interest hereunder; (b) to notify the parties obligated on any of the Collateral to make payment to Bank of any amounts due or to become due thereon or thereunder; (c) to enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or make any compromise or settlement it deems desirable with reference to any of the Collateral, or extend or renew from time to time and for any period (whether or not longer than the original period) any indebtedness evidenced thereby; and (d) to take possession and control of any proceeds of the Collateral.

Bank may, from time to time, with reasonable notice to the Owner, (a) retain or obtain title to or a security interest in the Collateral, to secure any of the Liabilities; (b) retain or obtain the primary or secondary obligation or liability of any party or parties, in addition to the Owner or any of them, with respect to any of the Liabilities; (c) extend or renew for any period (whether or not longer than the original period) or exchange any of the Liabilities or release or compromise any of the Liabilities or any party or parties primarily or secondarily liable thereon; (d) release Bank’s security title to and security interest in all or any property, in addition to the Collateral securing any of the Liabilities and permit any substitutions or exchange for any such properties; and (e) resort to the Collateral for payment of any of the Liabilities, whether or not the Bank shall have resorted to any other of the Collateral or shall have proceeded against any party primarily or secondarily liable on any of the Liabilities.

6.      Reservation of Rights; Limitation of Liability.  The Bank and Owner hereby agree that: (a) prior to a default or the occurrence of an Event of Default (as hereinafter defined) or otherwise in accordance with the written notification of Bank, Owner shall retain and may exercise in its own discretion all rights under the Collateral; provided, however, the exercise of such rights do not interfere in any way with Bank’s security interest in the Collateral; (b) Bank shall not be liable or responsible for its failure to give notice to Owner of any default in the payment of any amounts that might become due and owing upon the Collateral, or for Bank’s failure to exercise diligence to collect any amounts payable with respect to the Collateral; (c) Bank shall have no responsibility for any obligations of Owner relating to any of the Collateral or for informing Owner with respect to any such matters (irrespective of whether Bank has, or may be deemed to have, knowledge thereof and irrespective of whether Bank may have exercised any right to have all or any part of the collateral registered in Bank’s name or in the name of a nominee); and (d) Bank shall have no obligation or duty to collect or to exercise any other right whatsoever with respect to the Collateral, except pursuant to written instructions from

Owner. Bank shall have no duty to take any steps necessary to preserve any rights in the Collateral against any other parties.

7.      Event of Default.  The occurrence of any one of the following events shall constitute an event of default (an “Event of Default”) under the Loan Documents and under the Promissory Note made by Borrowers to Bank of even date herewith (“Note”): Monetary Default.  If the Borrowers fail to pay any payment of the principal or interest on the Note when and as the same shall become due and payable, whether at maturity, by acceleration, at the discretion of Bank after an Event of Default or otherwise. Non-Monetary Default.  The happening of one or more of the following events of default shall constitute a Non-Monetary Default: (a) The occurrence of a material adverse change in the financial condition of any of the Borrowers; (b) If any representation or warranty made by Borrowers in any writing furnished in connection with or pursuant to the Loan Agreement by Borrower shall be false in any material respect on the date on which it was made; (c) If Borrowers default in the performance of any covenant contained in the Loan Agreement, or violates any other term, condition or representation contained in the Loan Agreement, the Note, or in any instrument, document or agreement related hereto or thereto; (d) If there are final judgments for the payment of money, which are outstanding against any of the Borrowers and any one of such judgments has been outstanding for more than ninety (90) days from the date of its entry and has not been discharged in full, stayed pending further proceedings or bonded; (e) If a receiver, liquidator or trustee of Borrowers of any material portion of their property, is appointed by court order and such order remains in effect for more than thirty (30) days; or any of the Borrowers is adjudicated bankrupt or insolvent; or any material portion of the properties of any of the Borrowers is attached or sequestered by court order and such order remains in effect for more than sixty (60) days; or a petition is filed against any of the Borrowers under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within sixty (60) days after such filing; (f) If any of the Borrowers files a petition in voluntary bankruptcy or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under such law; (g) If any of the Borrowers makes an assignment for the benefit of their creditors, or admits in writing their inability to pay their Debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of any of the Borrowers; (h) A majority of the outstanding voting securities of any of the Borrowers is owned by any person or entity, or any group of related persons or entities, other than any person or entity, or any group of related persons or entities, that has such ownership as of the date of the execution of the Loan Agreement; (i) If any condition or situation occurs, which, in the sole determination of Bank, constitutes a danger or impairment to the security and/or repayment of the Loans; (j) The dissolution or insolvency of any of the Borrowers; (k) The market value of the Stock fluctuates to a level that exceeds the Margin Threshold, as defined in the Loan Agreement, and Borrowers fail to cure such default within five (5) business days after notification from the Bank of such default; (1) Borrowers fail to open and maintain the Brokerage Account, as defined in the Loan Agreement, deposit the Stock, as defined in the Loan Agreement, into the Brokerage Account or fail to permit Bank to “control” the Brokerage Account, as defined in the UCC; (m)

Borrowers fail to comply with the provisions of the Pledged Account Agreement; (n) Borrowers fail to perform in accordance with the provisions of the USDA Agreement or the  USDA  Agreement is terminated for any reason.

8.      Remedies upon Default.  Upon the occurrence or continuing of any Event of Default, Bank shall have and may exercise any or all of the rights set forth herein with notice to the Borrowers as set forth in the Loan Agreement (provided, however, that Bank shall be under no duty or obligation to do so):

(a)      Acceleration, Right of Setoff and Other Rights.  To declare the entire principal and all interest on the Note and all other indebtedness of Borrowers to Bank, whether direct or indirect, to be immediately due and payable, and the Note and all such indebtedness thereupon shall be immediately due and payable, and Bank may proceed to collect the same, to set off against all monies owed to Borrowers by Bank in any capacity, including without limitation monies held in bank depository accounts, or as otherwise provided in the instruments, documents and/or agreements signed by Borrower, including but not limited to drawing on the securities which secure the Note, and, upon such acceleration, the unpaid principal balance and all accrued yet unpaid interest upon the Note shall from and after such date of acceleration bear interest at the Default Rate. Bank shall also have such other rights and remedies as provided herein or in any other instrument, document or agreement executed by any of the Borrowers at law or at equity, including but not limited to the right to sue for and recover damages as a result of any such Event of Default.

(b)      No Further Advances.  To refuse to make any further advances under the Note and to withhold further disbursements hereunder.

(c)      Enforce Collateral Rights.  To exercise and enforce its rights under the Pledged Account Agreement to liquidate and receive the Stock, to assert its rights under the Collateral Assignment and Hypothecation Security Agreement and/or to exercise its rights under any other Loan Document by (i) providing written notice to RBC, as defined in the Pledged Accounts Agreement, of Borrowers’ default hereunder and issuing an Entitlement Order, as defined in the Pledged Accounts Agreement, to require RBC to transfer the stock certificates to Bank, liquidate the Stock and transfer the proceeds to the Bank or take such other action that is authorized in the Pledged Account Agreement, if Bank so elects; (ii) providing written notice to the USDA of Borrowers’ default and the assignment of the USDA Agreement pursuant to the provisions of this Agreement, or taking such other actions that are authorized therein, (iii) instituting a suit in any court having jurisdiction thereof, or (iv) taking such other action that might be authorized in any of the Loan Documents.

(d)      Cumulative Remedies.  All of Bank’s rights and remedies shall be cumulative and not alternative and may be exercised consecutively or concurrently at Bank’s option. The Borrowers promise and agree to pay all costs and expenses of collection and reasonable attorneys’ fees, including costs, expenses and reasonable attorneys’ fees on appeal.

9.      Acceleration of Liabilities.  The Liabilities secured hereby shall automatically and simultaneously mature and become due and payable, without notice or demand, upon the filing of any petition or the commencement of any proceeding by any Obligor for relief under any bankruptcy or insolvency law, or any law relating to the relief of Owner, readjustment of indebtedness, Owner’s reorganization, or composition or extension of debt.  The Liabilities secured hereby shall, at the option of Bank, immediately mature and become due and payable, without demand and with notice as required in this Agreement or other Loan Documents, if applicable, upon the occurrence of any one or more of the Events of Default described in paragraph seven (7) above.

10.      Notice of Intended Disposition.  If any notification of intended disposition of any Collateral is required by law, reasonable notification shall be deemed given if written notice is deposited in the U.S. Mail, first class or certified postage prepaid, addressed to Owner and such other persons or entities as Bank deems to be appropriate, stating the time and place of any public sale or the time after which any private sale or disposition is to be made, at least fifteen (15) days prior thereto. The address of Owner to which such notice is to be mailed shall be the address of Owner appearing hereon, unless Bank has been given proper notice of a change in Owner’s address.

11.      Proceeds of Disposition.  The proceeds of any disposition of the Collateral shall be applied in the following order: (a) first, to pay all costs and expenses associated with the retaking, holding, preparation and disposition of the Collateral; (b) then to pay attorneys’ fees;  (c) next, to pay all accrued but unpaid interest upon the Liabilities in such order as Bank may determine at its discretion; and (d) finally, to all unpaid principal outstanding upon the Liabilities whether or not due and payable, in such order as Bank may determine at its discretion. Any remaining surplus shall be paid to Owner or otherwise in accordance with law. If the proceeds of such disposition are insufficient to pay the Liabilities in full, Owner and all other persons or entities liable thereon shall remain fully obligated to Bank for the unpaid balance thereof.

12.      Continued Effectiveness.  This Assignment shall continue to be effective until all of the Liabilities have been paid in full in cash, or otherwise satisfied to the satisfaction of the Bank, in accordance with the provisions of the loan agreement and promissory note executed of even date herewith evidencing the Loan (collectively, “Loan Documents”). Upon the payment in full of all of the Liabilities in cash, or other satisfaction to the satisfaction of the Bank, in accordance with the provisions of the Loan Documents, this Assignment shall terminate.

13.      Counterparts.  This Assignment may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original. In proving this Assignment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile or electronic mail transmission shall be deemed an original signature hereto.

14.      Miscellaneous.  (a) This Assignment shall in all respects be construed in accordance with and governed by the laws of the state of Florida. (b) All terms used herein which are defined in the Uniform Commercial Code of Florida and not specifically defined herein shall have the same meaning herein as in said Code. (c) Each and every power given herein is coupled with an interest and is irrevocable by death or otherwise.  (d) The captions of the paragraphs of this Assignment are for convenience only and shall not be deemed to constitute a part hereof or used in construing the intent of the parties.  (e) If any part of any provision of this Assignment shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Assignment.  (f) This Assignment shall not be modified or amended except in a writing signed by Owner and Bank.  (g) All representations, warranties, covenants and agreements contained herein or made in writing by Owner in connection herewith shall survive the execution and delivery of this Assignment and any and all notes, other agreements, documents and writings relating to or arising out of any of the foregoing or any of the Liabilities. (h) This Assignment shall bind and inure to the benefit of Bank and Owner, their respective successors, legal representatives, heirs and, where permitted, assigns. (i) All rights and remedies of Bank expressed herein are in addition to all other rights and remedies possessed by it, including those under any other agreement or instrument relating to any of the Liabilities or any security therefor. No waiver by Bank of any of its rights or remedies or of any default shall operate as a waiver of any other right or remedy or of any other default or of the same right or remedy or of the same default on a future occasion. No delay or omission on the part of Bank in exercising any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Bank of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No action of Bank permitted hereunder or under any agreement or instrument relating to any of the Liabilities or any security therefor shall impair or affect the rights of Bank in and to the Collateral. (j) All terms as defined herein shall include both the plural and singular, where applicable. (k) All notices or communications given to a party to this Assignment shall be in writing and given to such party at the address for such party outlined in this Assignment. (1) Unless otherwise specifically provided herein to the contrary, such written notices and communications shall be delivered by hand or overnight courier service, or mailed by first class mail, postage prepaid, addressed to the appropriate party at the address referred to above in subsection (k) or to such other addresses as such party may designate to the other party by a written notice given in accordance with the provisions hereof. Any written notice delivered by hand or overnight courier service shall be deemed given or received upon receipt. Any written notice delivered by U.S. Mail shall be deemed given or received on the third (3rd) business day after being deposited in the U.S. Mail. (m) Venue shall be in Polk County, Florida.

15.      WAIVER OF JURY TRIAL.  OWNER AND BANK HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ASSIGNMENT AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO

BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK ENTERING INTO THIS ASSIGNMENT. FURTHER, OWNER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF BANK, NOR BANK’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE OR AGENT OF BANK NOR BANK’S COUNSEL, HAS THE AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS PROVISION.

IN WITNESS WHEREOF, this Assignment has been signed, sealed and delivered by Owner on this 19th day of December, 2011.

[SIGNATURE PAGES TO FOLLOW]

AS TO OWNER:

BLUE HEAD RANCH, LLC,
/s/ Laura L. Kelly Print Name Laura L. Kelly	a Florida limited liability company

By: /s/ David A. Koon
/s/ Nannette D. Carr Print Name Nannette D. Carr	Print Name: David A. Koon Its: Manager

STATE OF       Florida
COUNTY OF       Polk

The foregoing instrument was acknowledged before me this 19th of December, 2011, by David A. Koon, as Manager of Blue Head Ranch, LLC, a. Florida limited liability company, on behalf of the limited liability company, who is personally known to me or who produced FL Driver’s License as identification and who did not take an oath.

/s/ Nannette D. Carr
Notary Public, State of Florida
Print Name: Nanette D. Carr
Commission Number: EE 000890
Commission Expiries: July 11, 2014

 [ADDITIONAL SIGNATURE PAGE TO FOLLOW]

AS TO BANK:

/s/ Laura L. Kelly Print Name Laura L. Kelly	CENTERSTATE BANK OF FLA, N.A. a Florida limited liability company

By: /s/ Dale E. Dreyer
/s/ Nannette D. Carr Print Name Nannette D. Carr	Print Name: Dale E. Dreyer Its: Senior Vice-President

STATE OF FLORIDA
COUNTY OF POLK

The foregoing instrument was acknowledged before me this 19th of December, 2011, by Dale E. Dreyer, as Senior Vice-President of CenterState Bank of Fla., N.A., on behalf of the corporation, who is personally known to me or who produced ------------------------------------------ as identification and who did not take an oath.

/s/ Nannette D. Carr
Notary Public, State of Florida
Print Name: Nanette D. Carr
Commission Number: EE 000890
Commission Expiries: July 11, 2014

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